Exhibit 2.5
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
Sunrise Communications AG (“Sunrise” or the “Company”) had the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”):

Title of each class	Trading Symbol(s)	Name of exchange on which registered
American Depositary Shares each representing one Class A common share, nominal value CHF 0.1 per share (Namenaktien)	SNRE	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)
Class A common shares, nominal value CHF 0.1 per share (Namenaktien) (the “Sunrise Class A Common Shares”)		The Nasdaq Stock Market LLC (Nasdaq Global Select Market*)

*  Not for trading, but only in connection with the registration of the American Depositary Shares on The Nasdaq Global Select Market.
This exhibit contains a description of the rights of (i) the holders of Sunrise Class A Common Shares and (ii) the holders of American depositary shares representing the Sunrise Class A Common Shares (the “Sunrise ADSs”). The following summary of the rights of the holders of Sunrise Class A Common Shares is subject to and qualified in its entirety by the Company’s articles of association (the “Articles”) and by applicable Swiss law, and the following summary of the rights of the holders of Sunrise ADSs is subject to and qualified in its entirety by the deposit agreement with respect to the Sunrise ADSs. This is not a summary of all the significant provisions of the Articles, of Swiss law or the deposit agreement and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in the Company’s Annual Report on Form 20-F to which this description of securities registered under section 12 of the Exchange Act is an exhibit.
Item 9. General
Item 9.A.3 Pre-Emptive and Advance Subscription Rights
Switzerland. Pursuant to the Swiss Code of Obligations, existing Sunrise shareholders have pre-emptive rights (Bezugsrechte) to subscribe for newly issued shares in proportion to the respective nominal values of their holdings. With respect to conditional capital, Sunrise shareholders have advance subscription rights (Vorwegzeichnungsrechte) for the subscription of equity-linked financial instruments. Pre-emptive rights and advance subscription rights can be excluded or restricted for important reasons (aus wichtigem Grund). In the case of Sunrise, shareholders can exclude or restrict pre-emptive or advance subscription rights, or authorize the Sunrise Board to do so, with the approval of (A) two-thirds of the votes represented, voting together as a single class, and (B) a majority of the share capital represented ((A) and (B) together, a “Supermajority Vote”) and a majority of the class B shares with privileged voting rights of Sunrise with nominal value of CHF 0.01 per share (the “Sunrise Class B Shares”) represented, voting separately as a class (a “Class B Vote”). In a capital increase within the Capital Range (as defined herein), the Sunrise Board is authorized under the Articles to withdraw or limit the pre-emptive rights of Sunrise shareholders under certain circumstances and to allocate them to third parties or to Sunrise.
Delaware. Under the Delaware General Corporation Law, stockholders have no pre-emptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Item 9.A.5 Type and class of securities
Registration and Listing
The Sunrise Class A Common Shares are listed on the SIX Swiss Exchange AG (the “SIX”) and are registered under section 12(b) of the Exchange Act in connection with the listing of the Sunrise ADSs on Nasdaq (but not for trading) and have a nominal value of CHF 0.1 per share. All Sunrise Class A Common Shares are issued in registered form.

Transfers
All Sunrise Class A Common Shares are credited in a securities account with a bank or broker as intermediated securities (Bucheffekten) within the meaning of the Swiss Federal Act on Intermediated Securities of 2008, as amended. Sunrise Class A Common Shares held as intermediated securities may only be transferred by book entry, cannot be transferred or collateralized by way of assignment, and the transfer or perfection of security over such Sunrise Class A Common Shares requires action by the custodian. Sunrise Class A Common Shares held in uncertificated form (einfache Wertrechte) and not as intermediated securities may only be transferred by way of assignment.

Item 9.A.6 Limitations or qualifications
Not applicable.

Item 9.A.7 Other rights
Not applicable.

Item 10.B Memorandum and articles of association

Item 10.B.3 Shareholder rights
Dividends and Other Distributions
Switzerland. Under the Swiss Code of Obligations (Obligationenrecht), Sunrise may not declare or pay dividends unless it has sufficient distributable profits from the previous or current fiscal year (Gewinnvortrag or Bilanzgewinn) or distributable capital reserves (ausschüttungsfähige Kapitalreserven), each as evidenced by audited standalone statutory annual or interim financial statements prepared in accordance with the Swiss Code of Obligations, and after allocations to reserves required by the Swiss Code of Obligations and the Articles have been deducted. Under the Swiss Code of Obligations at least 5% of Sunrise’s annual profit must be retained as statutory profit reserve (gesetzliche Gewinnreserve). If there is a loss carried forward, such loss must be eliminated before allocation to the statutory profit reserve. The statutory profit reserve will be accumulated until it reaches, together with the statutory capital reserve (gesetzliche Kapitalreserve), 50% of Sunrise’s share capital recorded in the commercial register of the Canton of Zurich, Switzerland (the “Commercial Register”).
Under the Swiss Code of Obligations, Sunrise may not declare or pay dividends or other distributions without a prior resolution of its shareholders passed by a majority of the Sunrise Class A Common Shares and the Sunrise Class B Shares (collectively “Sunrise Shares”) represented, voting together as a single class (a “Simple Majority”). If a dividend or other distribution is proposed by the Sunrise Board, Sunrise’s auditors will need to confirm that the proposal complies with Swiss law and the Articles.

In addition, a Class B Vote will be required to effect:
•    distributions of Sunrise Shares, except where holders of each class of Sunrise Shares receive the identical class of Sunrise Shares they hold, on an equal per share basis; and
•    distributions of securities of another entity or Sunrise’s securities other than Sunrise Shares, except where (i) holders of each class of Sunrise Shares receive the same class of securities, on an equal per share basis, or (ii) holders of Sunrise Class B Shares receive securities with a higher voting entitlement and holders of Sunrise Shares receive securities with a lower voting entitlement.
The date on which dividends and other distributions are due and payable will be determined by the Sunrise Board. Dividends can also be paid in several installments.
A repayment of share capital is only permitted if an ordinary capital reduction or a capital reduction within the Capital Range is carried out first (see “Item 10.B.10 Changes in capital —Sunrise’s Capital Range” below). Such capital reductions are subject to several conditions, including (i) publication of a call to creditors, (ii) in the case of an ordinary capital reduction, a shareholder resolution passed by a Simple Majority and (iii) a special audit report that the claims of Sunrise’s creditors will be fully covered by Sunrise’s assets despite the capital reduction.
Delaware. Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.
Voting Rights
Generally
Switzerland. Holders of Sunrise Class A Common Shares and Sunrise Class B Shares will vote together as a single class on all matters submitted to a vote of the Sunrise shareholders, except for the matters subject to a separate Class B Vote. Holders of Sunrise Class A Common Shares and Sunrise Class B Shares will be entitled to one vote per share. Because the nominal value of one Sunrise Class B Share is one-tenth the nominal value of one Sunrise Class A Common Share, each Sunrise Class B Share effectively has 10 times the voting power of a Sunrise Class A Common Share. The right to vote and the other rights of share ownership may only be exercised by shareholders (including any nominees) or usufructuaries who are entered in the Sunrise share register at the cut-off date for the matters being voted on, as determined by the Sunrise Board. Those entitled to vote at the general meeting of shareholders may be represented by the independent voting rights representative (who is elected annually by the general meeting of shareholders) or by means of a written proxy.
Under the Articles, the Sunrise Board may register nominees in Sunrise’s share register with whom Sunrise has entered a corresponding agreement with voting rights up to 3% of the share capital registered in the Commercial Register; above this limit, the Sunrise Board may register nominees with voting rights if they disclose the beneficial owners for whose account they hold 0.5% or more of the share capital registered in the Commercial Register.
Delaware. Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise.

Quorum
Switzerland. Swiss law and the Articles do not provide attendance quorum requirements generally applicable to general meetings of shareholders.

Delaware. Under the Delaware General Corporation Law, either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event can a quorum consist of less than one-third of the shares entitled to vote at a meeting.
Election and Removal of Directors
Switzerland. The Articles provide that the Sunrise Board will consist of no fewer than three directors and no greater than nine directors, with each class of Sunrise Shares being entitled to elect one representative to the Sunrise Board. Sunrise Directors may only be elected at a shareholders’ meeting and are elected by a Simple Majority.
Swiss law does not permit classified or staggered boards. The Sunrise Directors and the chairperson are elected annually by the general meeting of shareholders and are eligible for re-election for a term of office until completion of the subsequent annual general meeting of shareholders. Each Sunrise Director must be elected individually. Any Sunrise shareholders whose combined shareholdings represent 0.5% of Sunrise’s voting rights or share capital wishing to propose for election as a director someone who is not an existing director or is not proposed by the Sunrise Board must, in accordance with the Articles, give notice of their intention to propose such person for election before a general meeting of shareholders so that it is received by Sunrise at least 60 days before the meeting.
A Sunrise Director may be removed with or without cause by Sunrise’s shareholders by a resolution passed by a Simple Majority at a duly convened meeting of shareholders at which such resolution is included on the agenda.

Delaware. Under Delaware General Corporation Law, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Under this law, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, unless otherwise provided in the certificate of incorporation, stockholders may effect such removal only for cause.
Supermajority Shareholder Voting Provisions
Unless otherwise specified by the Articles or required by Swiss law, at any general meeting duly called and held, a resolution must be approved by a Simple Majority.
Under the Articles, the following matters require shareholder approval by a Supermajority Vote:
•    amending Sunrise’s corporate purpose;
•    consolidating shares;
•    effecting capital increases other than for cash;
•    limiting or withdrawing Sunrise shareholders’ pre-emptive rights;
•    adopting conditional capital;
•    introducing a capital range (Kapitalband);
•    including restrictions on the transferability of registered shares;
•    introducing shares with privileged voting rights;
•    redenominating Sunrise’s share capital;

•    introducing a casting vote of the chair at the general meeting of shareholders;
•    including a provision in the Articles to permit Sunrise to hold general meetings outside Switzerland;
•    delisting of Sunrise’s equity securities from SIX;
•    changing Sunrise’s place of incorporation;
•    including an arbitration clause in the Articles;
•    approval of mergers, demergers and conversions pursuant to Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets of 2003, as amended (the “Swiss Merger Act”); and
•    dissolving Sunrise.
Under the Articles, the following matters require approval by a Class B Vote in addition to a Simple Majority or Supermajority Vote (as applicable):
•    variation of voting or economic rights attaching to the Sunrise Shares;
•    consolidating or sub-dividing Sunrise Shares by any ratio that is not the same as for the Sunrise Class A Common Shares and the Sunrise Class B Shares;
•    ordinary capital increases or decreases;
•    adopting or varying conditional capital;
•    introducing or varying a capital range (Kapitalband);
•    including or canceling restrictions on the transferability of registered shares;
•    issuing shares with privileged voting rights, except where shares without privileged voting rights are issued in the same proportion;
•    distributions of Sunrise Shares, except where holders of each class of Sunrise Shares receive the identical class of Sunrise Shares they hold, on an equal per share basis;
•    distributions of securities of another entity or Sunrise’s securities other than Sunrise Shares, except where (i) holders of each class of Sunrise Shares receive the same class of securities, on an equal per share basis, or (ii) holders of Sunrise Class B Shares receive securities with a higher voting entitlement and holders of Sunrise Class A Common Shares receive securities with a lower voting entitlement;
•    the delisting of the Sunrise Class B Shares;
•    approval of mergers, demergers and conversions pursuant to the Swiss Merger Act;
•    the disposal of all, or substantially all, of the assets of Sunrise;
•    the dissolution of Sunrise; and
•    the amendment or repeal of the following “special” provisions in the Articles (i) the right of holders of Sunrise Class B Shares to exchange Sunrise Class B Shares for Sunrise Class A Common Shares, (ii) rules governing the registration of shareholders in the share register, (iii) the opting-up clause (see “Item 10.B.7—Mandatory Bid Rules” below), (iv) the majority requirements for shareholder resolutions in the Articles as described above, (v) the minimum and maximum size of the Sunrise Board, (vi) indemnities granted to Sunrise Directors and the Executive Committee, and (vii) the forum selection clause.
Appraisal Rights
Switzerland. The Swiss Merger Act provides that if equity rights have not been adequately preserved or compensation payments in a merger, demerger or conversion are unreasonable, a shareholder may file an appraisal action against the surviving company petitioning the court to determine a reasonable amount of compensation and award to all shareholders in the same situation additional compensation to ensure that these shareholders receive the fair value of their shares.

Delaware. The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.
Exchange
Holders of Sunrise Class B Shares may exchange their Sunrise Class B Shares for Sunrise Class A Common Shares at a ratio of 10 Sunrise Class B Shares to one Sunrise Class A Common Share. No fewer than 10 Sunrise Class B Shares may be exchanged for Sunrise Class A Common Shares at a time.

Access to Books and Records and Dissemination of Information
Switzerland. Under the Swiss Code of Obligations, Sunrise shareholders have a right to inspect Sunrise’s share register with respect to their own shares. No other person has a right to inspect the share register of Sunrise. Shareholders holding in the aggregate at least 5% of Sunrise’s share capital or voting rights have the right to inspect Sunrise’s books and correspondence, subject to certain restrictions. The Sunrise Board is required to decide on an inspection request within four months after receipt of such request. Denial of the request must be justified in writing. If an inspection request is denied by the Sunrise Board, the requesting shareholder may petition the competent court with jurisdiction over the registered office of Sunrise for an inspection order within thirty days of the denial.
Sunrise’s annual report, the compensation report, the auditor’s reports as well as the report on non-financial matters required by article 964c of the Swiss Code of Obligations must be published or otherwise made accessible to the Sunrise shareholders no later than 20 days prior to the annual general meeting of shareholders.
If a shareholder has exercised its information or inspection rights, such shareholder may propose to the general meeting of shareholders that specific facts be examined by a special examiner in a special investigation. If the general meeting of shareholders approves the proposal, Sunrise or any shareholder may, within 30 calendar days after the general meeting of shareholders, petition the competent court with jurisdiction over the registered office of Sunrise to appoint a special examiner. If the general meeting of shareholders rejects the request, shareholders representing at least 5% of Sunrise’s share capital or voting rights may request that the court appoints a special examiner. The court will issue such an order if the petitioners can demonstrate that Sunrise Directors or the members of the Executive Committee acted against the law or in contravention of the Articles and that such violation is capable of causing damage to Sunrise or the Sunrise shareholders. The costs of the investigation would normally be allocated to Sunrise and only in exceptional cases to the petitioners.

Delaware. Under the Delaware General Corporation Law, any stockholder may inspect certain of the corporation’s books and records, for any proper purpose, during the corporation’s usual hours of business.
Rights to share in any surplus in the event of liquidation
If Sunrise is liquidated, any surplus remaining after payment of its debts, liquidation expenses and all of its remaining obligations will be distributed among holders of Sunrise Class A Common Shares and Sunrise Class B Shares in proportion to the paid-in nominal value of their Sunrise Shares.

Item 10.B.4 Changes to shareholder rights
Variation of Class Rights
Switzerland. With the approval of a Simple Majority and a Class B Vote, Sunrise may vary certain voting or economic rights attaching to either class of its shares, except that Sunrise may not by any corporate or shareholder action revoke those rights attaching to its shares which are irrevocable under Swiss law. Under Swiss law, certain rights, such as the dividend and liquidation rights of the Sunrise Shares, as well as the right to one vote for each Sunrise Share, are statutory in nature and cannot be revoked by the terms of the Articles, a resolution of its shareholders of any class or by any other corporate action. These rights may only be varied for the benefit of the holders of Sunrise Shares, for instance to increase their dividend, liquidation or voting rights, with approval of a Simple Majority and a Class B Vote. See also “Item 10B.3—Shareholder Rights—Voting Rights” above.

Delaware. A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Item 10.B.6 Limitations
Swiss law and the Articles do not impose any specific limitations on owners of Sunrise Class A Common Shares who do not reside in Switzerland to hold or vote their shares in Sunrise.

Item 10.B.7 Change in control
Switzerland. Under Swiss law, an acquiring party is generally able to ensure it acquires all of the issued and outstanding shares of a Swiss company in the following ways:
•through the direct acquisition of the shares, followed by a “cash-out” or “squeeze-out” merger in accordance with the Swiss Merger Act, which requires the approval of holders of at least 90% of the issued shares and, under the Articles, a Class B Vote. In these circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of the parent company of the acquiror or of another company); or
•through a statutory merger in accordance with the Swiss Merger Act, which, under the Articles, will require approval by a Supermajority Vote and a Class B Vote.

If a merger, demerger or conversion under the Swiss Merger Act receives all of the requisite shareholder approvals, including a Supermajority Vote and a Class B Vote, all Sunrise shareholders will be compelled to participate in such a transaction.
In addition, under Swiss law and the Articles, the sale of all, or substantially all, of Sunrise’s assets requires, in certain circumstances, shareholder approval by a Supermajority Vote and a Class B Vote.

Delaware. Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.
Item 10.B.8 Disclosure of shareholdings
Sunrise’s constitutional documents do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed.

Item 10.B.9 Differences in the law
With respect to Items 10.B.2-10.B.8, Sunrise has identified in the responses above where the Swiss law applicable to Sunrise is significantly different from the comparable Delaware law.
Item 10.B.10 Changes in capital
Sunrise’s Capital Range
The Articles specify Sunrise’s minimum and maximum share capital of between CHF 6,512,169.02 and CHF 7,959,317.70 (the “Capital Range”). The Sunrise Board has the authority to issue or cancel Sunrise Shares within the Capital Range, if certain conditions are met, until the earlier of (i) November 8, 2029 or (ii) other expiry of the Capital Range, following which the authority will need to be renewed by the Sunrise shareholders. For capital increases within the Capital Range, the Sunrise Board will determine the time and terms of the share issuance. For capital reductions within the Capital Range, the Sunrise Board will determine the use of the amount of capital reduced.
Sunrise’s Conditional Capital
Conditional Capital for Employee Participation
The Articles provide that Sunrise’s share capital may be increased in an amount not to exceed CHF 723,574.30 through the issuance of up to 7,235,743 fully paid-in Sunrise Class A Common Shares or up to 72,357,430 fully paid-in Sunrise Class B Shares based on (i) the exercise or mandatory exercise of rights to acquire such shares or (ii) obligations to acquire such shares granted to or entered into with Sunrise Directors or the Executive Committee, employees, contractors or consultants of Sunrise or its group companies, or other persons providing services to Sunrise or its group companies, in each case, through one or more equity incentive plans created by the Sunrise Board. Advance subscription rights of the Sunrise shareholders are excluded from issuances under Sunrise’s conditional capital for employee participation.
Conditional Share Capital Based on the Capital Range
The Articles provide that Sunrise’s nominal share capital may be increased within the Capital Range through the issuance of up to 7,235,743 fully paid-in Sunrise Class A Common Shares based on (i) the exercise or mandatory exercise of conversion, exchange, option, subscription or other rights to acquire Sunrise Class A Common Shares, or (ii) obligations to acquire Sunrise Class A Common Shares granted to or entered into with Sunrise shareholders or third parties, either alone or in connection with bonds, notes, options, warrants or other securities or contractual obligations of Sunrise or any of its subsidiaries (collectively “Financial Instruments”). Existing Sunrise shareholders have advance subscription rights with respect to Financial Instruments. The main conditions of the Financial Instruments are to be determined by the Sunrise Board, which is authorized to exclude or restrict Sunrise shareholders’ advance subscription rights in certain circumstances and subject to certain conditions.

AMERICAN DEPOSITARY SHARES

12.A Debt securities

Not applicable.

12.B Warrants and rights

Not applicable.

12.C Other securities

Not applicable.

12.D.1 Depository
JPMorgan Chase has been appointed as the depositary pursuant to the deposit agreement related to the Sunrise ADSs. The depositary’s corporate office at which the ADSs are administered and the principal executive office is located at 383 Madison Avenue, Floor 11, New York, NY 10179, USA.

Item 12.D.2 Description of the ADSs
Each Sunrise ADS represents one Sunrise Class A Common Share. In the future, each Sunrise ADS will also represent any securities, cash or other property deposited with the depositary but which the depositary has not distributed directly to you.
As a Sunrise ADS holder, Sunrise does not treat you as a shareholder of record of Sunrise, and you do not have any shareholder rights. The laws of Switzerland and the Articles govern shareholder rights. Because the depositary or its nominee is the direct shareholder of record for the Sunrise Class A Common Shares represented by all outstanding Sunrise ADSs, shareholder rights rest with the depositary or its nominee. Your rights are those of a Sunrise ADS holder. A deposit agreement among Sunrise, the depositary and you as a Sunrise ADS Holder, and all other holders and beneficial owners from time to time of the Sunrise ADSs, sets out your rights as the holder of the Sunrise ADSs. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee is actually the registered owner of the Sunrise Class A Common Shares, you must rely on it to exercise the rights of a shareholder on your behalf. However, each of your Sunrise ADSs represents the right to receive, and to exercise the beneficial ownership in, one Sunrise Class A Common Share and you have the right to, at any time and at your option, cancel your Sunrise ADSs and withdraw the Sunrise Class A Common Shares, as further described below in “ —Deposit, Withdrawal and Cancellation.”
Unless physical certificated American Depositary Receipts representing Sunrise ADSs (the “Sunrise ADRs”) were specifically requested, all Sunrise ADSs are issued on the books of the depositary in book-entry form, and periodic statements will be mailed to you reflecting your ownership interest in such Sunrise ADSs. In this description, unless otherwise specified, references to Sunrise ADSs include references to Sunrise ADRs.
You may hold Sunrise ADSs either directly or indirectly through your broker or other financial institution. If you hold Sunrise ADSs directly, by having a Sunrise ADS registered in your name on the books of the depositary, you are a Sunrise ADS holder. This description assumes you hold your Sunrise ADSs directly. If you hold the

Sunrise ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of a Sunrise ADS holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.
The following is a summary of what Sunrise believes to be the material terms of the deposit agreement and the Sunrise ADSs. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of the Sunrise ADR containing the terms of your Sunrise ADSs. Copies of the deposit agreement and the form of Sunrise ADR are filed as exhibits to the Annual Report on Form 20-F to which this exhibit is attached.
Share Dividends and Other Distributions
How will I receive dividends and other distributions on the shares underlying my Sunrise ADSs?
Sunrise may make various types of distributions with respect to the Sunrise Class A Common Shares. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on the Sunrise Class A Common Shares or any additional securities, property or cash received on or in substitution for the deposited Sunrise Class A Common Shares (collectively, the Deposited Securities”), after making any necessary deductions for fees, charges and expenses provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase to direct, manage or execute any public or private sale of securities or property under the deposit agreement. Such division, branch or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of Deposited Securities that your Sunrise ADSs represent.
Except as stated below, the depositary will deliver such distributions to Sunrise ADS holders in proportion to their interests in the following manner:
•    Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof, on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, if any, (ii) such distribution being permissible and practicable with respect to certain registered Sunrise ADS holders, and (iii) deduction of the depositary’s or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the U.S. by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.
To the extent that any of the Deposited Securities is not or will not be entitled, by reason of its date of issuance, or otherwise, to receive the full amount of such cash dividend, distribution, or net proceeds of sales, the depositary will make appropriate adjustments in the amounts distributed to the Sunrise ADS holders issued in respect of such deposited Sunrise Class A Common Shares. To the extent Sunrise or the Depositary is required to withhold from any cash dividend, distribution or net proceeds from sales in respect of any Deposited Securities an amount for taxes, the amount distributed on the Sunrise ADSs issued in respect of such Deposited Securities will be reduced accordingly.
To the extent the depositary determines in its discretion that it would not be permitted by applicable law, rule or regulation, or it would not otherwise be practicable, to convert foreign currency into U.S. dollars or distribute such U.S. dollars to any or all of the Sunrise ADS holders entitled thereto, the depositary may in its discretion distribute some or all of the foreign currency received by the depositary as it deems permissible and practicable to, or retain and hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Sunrise ADS holders entitled to receive the same.
•    Shares. In the case of a distribution in Sunrise Class A Common Shares, the depositary will issue additional Sunrise ADSs representing such Sunrise Class A Common Shares. Only whole Sunrise ADSs will be issued. Any Sunrise Class A Common Shares that would result in fractional Sunrise ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the Sunrise ADS holders entitled thereto.
•    Rights to receive additional Sunrise Class A Common Shares. In the case of a distribution of rights to subscribe for additional Sunrise Class A Common Shares or other rights, if Sunrise timely provides evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if Sunrise does not timely furnish such evidence, the depositary may:
(i) sell such rights if practicable and distribute the net proceeds in the same manner as cash to the Sunrise ADS holders entitled thereto; or
(ii) if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case Sunrise ADS holders will receive nothing and the rights may lapse. Sunrise has no obligation to file a registration statement under the Securities Act in order to make any rights available to Sunrise ADS holders.
•    Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.
•    Elective Distributions. In the case of a dividend payable at the election of Sunrise’s shareholders in cash or in additional Sunrise Class A Common Shares, Sunrise will notify the depositary at least thirty (30) days prior to the proposed distribution stating whether or not Sunrise wishes such elective distribution to be made available to Sunrise ADS holders. The depositary will make such elective distribution available to Sunrise ADS holders only if (i) Sunrise timely requests that the elective distribution is available to Sunrise ADS holders, (ii) the depositary determines that such distribution is reasonably practicable and (iii) the depositary receives satisfactory documentation within the terms of the deposit agreement including any legal opinions of counsel that the depositary in its reasonable discretion may request. If the above conditions are not satisfied, the depositary will, to the extent permitted by law, distribute to the Sunrise ADS holders, on the basis of the same determination as is made in the local market in respect of the Sunrise Class A Common Shares for which no election is made, either (x) cash or (y) additional Sunrise ADSs representing such additional Sunrise Class A Common Shares. If the above conditions are satisfied, the depositary will establish procedures to enable Sunrise ADS holders to elect the receipt of the proposed dividend in cash or in additional Sunrise ADSs. There can be no assurance that Sunrise ADS holders or beneficial owners of Sunrise ADSs generally, or any Sunrise ADS holder or beneficial owner of Sunrise ADSs in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Sunrise Class A Common Shares.
To the extent that the depositary determines in its discretion that any distribution would not be permissible by applicable law, rule or regulation, or is not otherwise practicable with respect to any or all Sunrise ADS holders, the depositary may in its discretion make such distribution as it so deems permissible and practicable, including the distribution of some or all of any cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such cash, foreign currency, securities or other property), or the depositary may retain and hold some or all of such cash, foreign currency, securities or other property as Deposited

Securities with respect to the Sunrise ADS holders’ ADSs (without liability for interest thereon or the investment thereof).
To the extent the depositary retains and holds any cash, foreign currency, securities or other property as permitted under the deposit agreement, any and all fees, charges and expenses related to, or arising from, the holding thereof (including, but not limited to those described under “Item 12D Fees payable by ADR holders” of the Annual Report on Form 20-F to which this exhibit is attached,) will be paid from such cash, foreign currency, securities or other property, or the net proceeds from the sale thereof, thereby reducing the amount so held.
Sales of Sunrise Class A Common Shares, other securities and property pursuant to the deposit agreement may be made in a block sale or single lot transaction by the depositary. The depositary will not be obligated to effect any sale of securities or property pursuant to the deposit agreement unless the securities to be sold are listed and publicly traded on a securities exchange or there is a public market for the property to be sold.
Any U.S. dollars will be paid via wire transfer or distributed by checks drawn on a bank in the U.S. for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.
The depositary is not responsible if it determines that any distribution or action is not lawful or not reasonably practicable. The depositary also has no obligation to register Sunrise ADSs, Sunrise Class A Common Shares, rights or other securities under the Securities Act or to take any other action to permit the distribution of Sunrise ADSs, Sunrise Class A Common Shares, rights or any other property to Sunrise ADS holders. This means that you may not receive the distributions Sunrise makes on the Sunrise Class A Common Shares or any value for them if Sunrise or the depositary determines that it is illegal or not practicable for Sunrise or the depositary to make them available to you.
There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”).
Deposit, Withdrawal and Cancellation
How does the depositary issue Sunrise ADSs?
The depositary will issue Sunrise ADSs if you or your broker deposit Sunrise Class A Common Shares or evidence of rights to receive Sunrise Class A Common Shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance.
Sunrise Class A Common Shares deposited with the custodian must be accompanied by certain delivery documentation and will, at the time of such deposit, be registered in the name of JPMorgan Chase, as depositary for the benefit of Sunrise ADS holders or in such other name as the depositary will direct.
The custodian will hold all deposited Sunrise Class A Common Shares for the account and to the order of the depositary, in each case for the benefit of Sunrise ADS holders, to the extent not prohibited by applicable law. Sunrise ADS holders and beneficial owners thus have no direct ownership interest in the Sunrise Class A Common Shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited Sunrise Class A Common Shares.
Deposited Securities are not intended to, and will not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in Deposited Securities is intended to be, and will at all times during the terms of the deposit agreement continue to be, vested in the beneficial owners of the Sunrise ADSs representing such Deposited Securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of Sunrise ADR or in any outstanding Sunrise ADSs, the depositary, the custodian and their respective nominees are intended to be, and will at all times during the term of the deposit agreement be, the record holder(s) only of the Deposited Securities represented by the Sunrise ADSs for the benefit of the Sunrise ADS holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the Deposited Securities held on behalf of the Sunrise ADS holders.
Upon each deposit of Sunrise Class A Common Shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue Sunrise ADSs in the name or upon the order of the person entitled thereto evidencing the number of Sunrise ADSs to which such person is entitled. All of the Sunrise ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of Sunrise ADSs registered in such holder’s name. A Sunrise ADS holder can request that the Sunrise ADSs not be held through the depositary’s direct registration system and that a certificated Sunrise ADR be issued.

How do Sunrise ADS holders cancel a Sunrise ADS and obtain Deposited Securities?
When you turn in your Sunrise ADR certificate at the depositary’s office, or when you provide proper instructions and documentation to your broker in the case of direct registration Sunrise ADSs, the depositary will, upon payment of applicable fees, charges and taxes, deliver the underlying Sunrise Class A Common Shares to you or, upon your written order, another person. Delivery of Deposited Securities in certificated form will be made at the custodian’s office. At your request, risk and expense, the depositary may deliver Deposited Securities, including certificates therefor, at a place other than the depositary’s office.
The depositary may only restrict the withdrawal of Deposited Securities in connection with:
•    temporary delays caused by closing Sunrise’s share register or those of the depositary or the deposit of Sunrise Class A Common Shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
•    the payment of fees, taxes and similar charges; or
•    compliance with any U.S. or foreign laws or governmental regulations relating to the Sunrise ADSs or to the withdrawal of Deposited Securities.
This right of withdrawal may not be limited by any other provision of the deposit agreement.
Record Dates
The depositary may, after consultation with Sunrise if practicable, fix record dates (which, to the extent applicable, will be as near as practicable to any corresponding record dates set by Sunrise) for the determination of the registered Sunrise ADS holders who are entitled (or obligated, as the case may be):
•    to receive any distribution on or in respect of Deposited Securities,
•    to give instructions for the exercise of voting rights at a meeting of holders of Sunrise Class A Common Shares,
•    to pay any fees, expenses or charges assessed by, or owing to, the depositary for administration of the Sunrise ADS program as provided for in the Sunrise ADS, or
•    to receive any notice or to act in respect of other matters, all subject to the provisions of the deposit agreement.

Voting Rights
How do I vote?
If you are a Sunrise ADS holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the Sunrise Class A Common Shares underlying your Sunrise ADSs. As soon as practicable after receipt from Sunrise of notice (i) of any meeting at which the holders of Sunrise Class A Common Shares are entitled to vote, (ii) of the record date of such meeting, or (iii) of Sunrise’s solicitation of proxies from holders of Sunrise Class A Common Shares, the depositary will fix the Sunrise ADS record date in accordance with the provisions of the deposit agreement, provided that if the depositary receives a written request from Sunrise in a timely manner and at least thirty (30) days prior to the date of such vote or meeting, the depositary will, at Sunrise’s expense, distribute to the registered Sunrise ADS holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each Sunrise ADS holder on the record date set by the depositary will, subject to any applicable provisions of the laws of Switzerland and the Articles, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such holder’s Sunrise ADSs and (iii) the manner in which such instructions may be given, including instructions for giving a discretionary proxy to a person designated by Sunrise. Each Sunrise ADS holder will be solely responsible for the forwarding of voting notices to the beneficial owners of Sunrise ADSs registered in such Sunrise ADS holder’s name. There is no guarantee that Sunrise ADS holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such Sunrise ADS holder or beneficial owner to return any voting instructions to the depositary in a timely manner.
Following actual receipt by the Sunrise ADS department responsible for proxies and voting of Sunrise ADS holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary will, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the Deposited Securities represented by the Sunrise ADSs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing Deposited Securities.
Sunrise ADS holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the Sunrise ADS department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of Deposited Securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by Sunrise, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy, or for the effect of any such vote. Notwithstanding anything contained in the deposit agreement or any Sunrise ADS, the depositary may, to the extent not prohibited by any law, rule or regulation, or by the rules, regulations or requirements of any stock exchange on which the Sunrise ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of Deposited Securities, distribute to the registered Sunrise ADS holders a notice that provides such Sunrise ADS holders with or otherwise publicizes to such Sunrise ADS holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

For a discussion of Sunrise’s voting procedures pursuant to the laws of Switzerland and the Articles, see “Item 10.B.3—Voting Rights” above.
There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their Sunrise ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.
Payment of Taxes
Sunrise ADS holders or beneficial owners must pay any tax or other governmental charge payable by the custodian or the depositary on any Sunrise ADS or Sunrise ADR, Deposited Security or distribution. If any taxes or other governmental charges (including any penalties or interest) becomes payable by or on behalf of the custodian or the depositary with respect to any Sunrise ADS, any Deposited Securities represented by the Sunrise ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge will be paid by the Sunrise ADS holder thereof to the depositary and by holding or owning, or having held or owned, a Sunrise ADS or, the Sunrise ADS holder and all beneficial owners thereof, and all prior Sunrise ADS holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and hold harmless each of the depositary and its agents in respect of such tax or governmental charge.
Neither the depositary, nor any of its agents, will be liable to holders or beneficial owners of the Sunrise ADSs for failure of any of them to comply with applicable tax laws, rules or regulations. Notwithstanding the depositary’s right to seek payment from current and former Sunrise ADS holders and beneficial owners, Sunrise ADS holder(s) and beneficial owner(s) (and all prior Sunrise ADS holder(s) and beneficial owner(s)) acknowledge and agree that the depositary has no obligation to seek payment of amounts owing for tax and other governmental charges from any current or former beneficial owner of Sunrise ADSs. If a Sunrise ADS holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell Deposited Securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the Sunrise ADS holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of Deposited Securities or withdrawal of Deposited Securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the Sunrise ADS holders entitled thereto.
As a Sunrise ADS holder or beneficial owner, you will be agreeing to indemnify Sunrise, the depositary, its custodian and any of Sunrise’s or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.
Reports and Other Communications
Will Sunrise ADS holders be able to view Sunrise’s reports?
The depositary will make available for inspection by Sunrise ADS holders at the offices of the depositary in the U.S. the deposit agreement, the provisions of or governing Deposited Securities, and any written communications from Sunrise which are both received by the custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities.

Additionally, if Sunrise makes any written communications generally available to holders of the Sunrise Class A Common Shares, and Sunrise furnishes copies thereof (or English translations or summaries) to the depositary, the depositary will distribute the same to registered Sunrise ADS holders.

Reclassifications, Recapitalizations and Mergers
If Sunrise takes certain actions that affect the Deposited Securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities or (ii) any distributions of Sunrise Class A Common Shares or other property not made to Sunrise ADS holders or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of Sunrise’s assets, then the depositary may choose to, and will if reasonably requested by Sunrise:
•    amend the form of Sunrise ADR;
•    distribute additional or amended Sunrise ADSs;
•    distribute cash, securities or other property it has received in connection with such actions;
•    sell any securities or property received and distribute the proceeds as cash; or
•    none of the above.
If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the Deposited Securities and each Sunrise ADS will then represent a proportionate interest in such property.
Amendment and Termination
How may the deposit agreement be amended?
Sunrise may agree with the depositary to amend the deposit agreement and the Sunrise ADSs without your consent for any reason. Sunrise ADS holders must be given at least thirty (30) days’ notice of any amendment that imposes or increases any fees on a per Sunrise ADS basis, charges or expenses (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, the transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication described under “Item 12D Fees payable by ADR holders” of the Annual Report on Form 20-F to which this exhibit is attached, applicable delivery expenses or other such fees, charges or expenses), or otherwise prejudices any substantial existing right of Sunrise ADS holders or beneficial owners. If a Sunrise ADS holder continues to hold a Sunrise ADS after being so notified, such Sunrise ADS holder and any beneficial owner are deemed to agree to such amendment and to be bound by the deposit agreement as so amended. No amendment, however, will impair your right to surrender your Sunrise ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.
Any amendments or supplements that (i) are reasonably necessary (as agreed by Sunrise and the depositary) in order for (a) the Sunrise ADSs to be registered on Form F-6 under the Securities Act or (b) the Sunrise ADSs or Sunrise Class A Common Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Sunrise ADS holders, will be deemed not to prejudice any substantial rights of Sunrise ADS holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations that would require amendment or supplement of the deposit agreement or the form of Sunrise ADR to ensure compliance therewith, Sunrise and the depositary may amend or supplement the deposit agreement and the form of Sunrise ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Sunrise ADS holders or within any other period of time as required for compliance.

Notice of any amendment to the deposit agreement or the form of Sunrise ADRs will not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice will not render such notice invalid, provided, however, that, in each such case, the notice given to the Sunrise ADS holders identifies a means for Sunrise ADS holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or Sunrise’s website or upon request from the depositary).
How may the deposit agreement be terminated?
The deposit agreement may be terminated at any time at Sunrise’s written direction. If Sunrise directs termination of the deposit agreement, the depositary will mail notice of such termination to the registered holders of the Sunrise ADSs at least thirty (30) days prior to the date fixed for termination in such notice. The depositary may also terminate the deposit agreement by mailing notice of such termination to the Sunrise ADS holders at least thirty (30) days prior to the date fixed for termination in such notice if (i) sixty (60) days have expired after the date on which the depositary provides notice of its resignation to Sunrise and a successor depositary is not operating under the deposit agreement, (ii) sixty (60) days have expired after the date on which Sunrise provides notice of removal to the depositary and a successor depositary is not operating under the deposit agreement, (iii) Sunrise is bankrupt, in liquidation proceedings or insolvent (iv)  the Sunrise Class A Common Shares cease to be listed on an internationally recognized securities exchange, (v) Sunrise effects (or will effect) a redemption of all or substantially all of the Deposited Securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities, (vi) there are no Deposited Securities with respect to Sunrise ADSs remaining, including if the Deposited Securities are cancelled, or the Deposited Securities have been deemed to have no value or (vii) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of Deposited Securities. Additionally, the depositary may immediately terminate the deposit agreement, without prior notice to Sunrise, any Sunrise ADS holder or beneficial owner or any other person if (a) required by any law, rule or regulation relating to sanctions by any governmental authority or body, (b) the depositary would be subject to liability under or pursuant to any law, rule or regulation or (c) required by any governmental authority or body, in each case as determined by the depositary in its reasonable discretion.
Effect of termination
After the termination date, the depositary and its agents will perform no further acts under the terminated deposit agreement and the Sunrise ADSs, except to receive and hold (or sell) distributions on Deposited Securities, deliver Deposited Securities being withdrawn and to take such actions as provided in the next two paragraphs, in each case subject to payment to the depositary of the applicable fees and expenses provided in the deposit agreement.
After the termination date, if the Deposited Securities are listed and publicly traded on a securities exchange and the depositary believes that it is able, permissible and practicable to sell the Deposited Securities without undue effort, then, the depositary may endeavor to publicly or privately sell (as long as it may lawfully do so) the Deposited Securities, which sale may be effected in a block sale or single lot transaction and, after the settlement of such sale(s), to the extent legally permissible and practicable, distribute or hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sale(s), less any amounts owing to the depositary (including, without limitation, cancellation fees), together with any other cash then held by it under the terminated deposit agreement, in trust, without liability for interest, for the pro rata benefit of the Sunrise ADS holders entitled thereto. If the depositary sells the Deposited Securities, the depositary will be discharged from all, and cease to have any, obligations under the terminated deposit agreement and the related Sunrise ADSs after making such sale, except to account for such net proceeds and other cash.
However, if the Deposited Securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the depositary does not sell the Deposited Securities, the depositary will use its reasonable efforts to ensure that the Sunrise ADSs cease to be DTC eligible and that neither DTC nor any of its nominees will thereafter be a holder of the Sunrise ADSs. At such time as the Sunrise ADSs cease to be DTC eligible or neither DTC nor any of its nominees is a Sunrise ADS holder, to the extent Sunrise is not, to the depositary’s knowledge, insolvent or in bankruptcy or liquidation, the depositary will:
•    cancel all such outstanding Sunrise ADSs;
•    request DTC to provide the depositary with information on those holding such Sunrise ADSs through DTC and, upon receipt thereof, revise the Sunrise ADS register to reflect the information provided by DTC;
•    instruct its custodian to deliver all Deposited Securities to Sunrise, a subsidiary or an affiliate or registered office provider of Sunrise or an independent trust company engaged by Sunrise to hold those Deposited Securities in trust for the beneficial owners of the Sunrise ADSs if Sunrise is not permitted to hold any of the Deposited Securities under applicable law or Sunrise has directed the depositary to so deliver Deposited Securities accordingly; and
•    provide Sunrise with a copy of the Sunrise ADS register.
Upon receipt of any instrument of transfer covering such Deposited Securities and the Sunrise ADS register, Sunrise will be required to transfer or procure the transfer to the persons listed on the Sunrise ADS register of the Deposited Securities previously represented by the terminated Sunrise ADSs.
To the extent the depositary reasonably believes that Sunrise is insolvent, or if Sunrise is in receivership, has filed for bankruptcy or is otherwise in restructuring, administration or liquidation, and in any such case the Deposited Securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the depositary believes it is not able to or cannot practicably sell the Deposited Securities promptly and without undue effort, the Deposited Securities will be deemed to have no value (and such Sunrise ADS holders will be deemed to have instructed the depositary that the Deposited Securities have no value). The depositary may, but will not be obligated to, and the Sunrise ADS holders irrevocably consent and agree that the depositary may, instruct its custodian to deliver all Deposited Securities to Sunrise (acting, as applicable by Sunrise’s administrator, receiver, administrative receiver, liquidator, provisional liquidator, restructuring officer, interim restructuring officer, trustee, controller or other entity overseeing the bankruptcy, insolvency, administration, restructuring or liquidation process) for no consideration. Subject to applicable law, Sunrise will promptly accept the surrender of the deposited Sunrise Class A Common Shares for no consideration and deliver to the depositary a written notice confirming (i) the acceptance of the surrender of the Deposited Securities for no consideration and (ii) the cancellation of such deposited Sunrise Class A Common Shares.
Thereafter, and irrespective of whether Sunrise has complied with the immediately preceding sentence, the depositary will notify Sunrise ADS holders that their Sunrise ADSs have been cancelled with no consideration being payable to them, and the depositary and its agents will be discharged from all, and cease to have any, obligations under the deposit agreement and the Sunrise ADSs.
After the termination date, Sunrise will be discharged from all obligations under the deposit agreement except for its obligations described under this heading “ —Effect of Termination” and its obligations to the depositary and its agents.

Limitations on Obligations and Liability to Sunrise ADS holders
Limits on Sunrise’s obligations and the obligations of the depositary; limits on liability to Sunrise ADS holders
Prior to the issue, registration, registration of transfer, split-up, combination or cancellation of any Sunrise ADSs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, Sunrise or the depositary or its custodian may require:
•    payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Sunrise Class A Common Shares or other Deposited Securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;
•    the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the deposit agreement and the Sunrise ADSs, as it may deem necessary or proper; and
•    compliance with such regulations as the depositary may establish consistent with the deposit agreement or as the depositary believes are required, necessary or advisable in order to comply with applicable laws, rules and regulations.
The issuance of Sunrise ADSs, the acceptance of deposits of Sunrise Class A Common Shares, the registration, registration of transfer, split-up or combination of Sunrise ADSs or the withdrawal and delivery of Deposited Securities may be suspended, generally or in particular instances, when the Sunrise ADS register or any register for Deposited Securities is closed or when any such action is deemed required, necessary or advisable by the depositary for any reason; provided that the ability to withdraw Sunrise Class A Common Shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or Sunrise’s share register, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any laws or governmental regulations relating to Sunrise ADSs or to the withdrawal of Deposited Securities.
The deposit agreement expressly limits the obligations and liability of the depositary, the depositary’s custodian or Sunrise and each of Sunrise’s and their respective agents, provided, however, that no provision of the deposit agreement is intended to constitute a waiver or limitation of any rights that Sunrise ADS holders or beneficial owners may have under the Securities Act or the Exchange Act, to the extent applicable. The deposit agreement provides that each of Sunrise, the depositary and Sunrise’s respective agents will:
•    incur or assume no liability (including, without limitation, to holders or beneficial owners) if any present or future law, rule, regulation, fiat, order or decree of Switzerland, the U.S. or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of Sunrise’s charter, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond Sunrise’s, the depositary’s or Sunrise’s respective agents’ direct and immediate control will prevent or delay, or will cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the Sunrise ADSs provide will be done or performed by Sunrise, the depositary or Sunrise’s respective agents (including, without limitation, voting);
•    incur or assume no liability (including, without limitation, to Sunrise ADS holders or beneficial owners) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the deposit agreement it is provided will or may be done or performed or any exercise or failure to exercise discretion under the deposit agreement or the Sunrise ADSs including, without limitation, any determination that any distribution or action may be unlawful or not reasonably practicable;
•    incur or assume no liability (including, without limitation, to Sunrise ADS holders or beneficial owners) if it performs its obligations under the deposit agreement and Sunrise ADSs without gross negligence or willful misconduct;
•    in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the Sunrise ADSs;
•    be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the Sunrise ADSs, which in Sunrise’s or its agents’, or the depositary’s and its agents, opinion, as the case may be, may involve Sunrise or the depositary, as applicable, in expense or liability, unless indemnity satisfactory to Sunrise, the depositary or their respective agents, as the case may be against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be requested;
•    not be liable (including, without limitation, to holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting Sunrise Class A Common Shares for deposit, any registered holder of Sunrise ADSs, or any other person believed by it to be competent to give such advice or information or, in the case of the depositary, Sunrise; or
•    may rely and will be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.
The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or Sunrise ADS holders or otherwise related to the deposit agreement or Sunrise ADSs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary will not be responsible for, and will incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase. Notwithstanding anything to the contrary contained in the deposit agreement or any Sunrise ADSs, the depositary will not be responsible for, and will incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered Sunrise ADS holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. Furthermore, the depositary will not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. The depositary and the custodian(s) may use third-party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the Sunrise ADSs and the deposit agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary will not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor will it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform Sunrise ADS holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of Switzerland, the U.S. or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.
Additionally, none of the depositary, the custodian or Sunrise, or any of their respective directors, officers, employees, agents or affiliates will be liable for the failure by any registered holder or beneficial owner of Sunrise ADSs to obtain the benefits of credits or refunds of non-U.S. tax paid against such Sunrise ADS holder’s or beneficial owner’s income tax liability. Neither the depositary, nor Sunrise, nor any of their respective agents, are under any obligation to provide the Sunrise ADS holders and beneficial owners, or any of them, with any information about Sunrise’s tax status. Neither the depositary nor Sunrise will incur any liability for any tax or tax consequences that may be incurred by registered Sunrise ADS holders or beneficial owners on account of their ownership or disposition of Sunrise ADSs.
Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by Sunrise, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy, or for the effect of any such vote.
The depositary will endeavor to effect any sale of securities or other property and any conversion of currency, securities or other property, in each case as is referred to or contemplated in the deposit agreement or form of Sunrise ADR, in accordance with the depositary’s normal practices and procedures under the circumstances applicable to such sale or conversion, but will have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion is practicable, or is not believed, deemed or determined to be practicable by the depositary. Specifically, the depositary will not have any liability for the price received in connection with any public or private sale of securities (including, without limitation, for any sale made at a nominal price), the timing thereof or any delay in action or omission to act nor will it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.
The depositary will not incur any liability in connection with or arising from any failure, inability or refusal by Sunrise or any other party, including any share registrar or other agent appointed by Sunrise, the depositary or any other party, to process any transfer, delivery or distribution of cash, the Sunrise Class A Common Shares, other securities or other property, including without limitation upon the termination of the deposit agreement, or otherwise to comply with any provisions of the deposit agreement.
The depositary may rely upon instructions from Sunrise or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary will not incur any liability for the content of any information submitted to it by Sunrise or on its behalf for distribution to Sunrise ADS holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from Sunrise. The depositary will not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. None of the depositary nor any of its agents, nor Sunrise, its directors, officers, employees, or agents will be liable to holders or beneficial owners of Sunrise ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation holders or beneficial owners of Sunrise ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The depositary and its agents may own and deal in any class of securities of Sunrise’s company and its affiliates and in Sunrise ADSs.
Disclosure of Interest in Sunrise ADSs
To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, Deposited Securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as Sunrise ADS holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions Sunrise may provide in respect thereof.

Books of depositary
The depositary or its agent maintains a register for the registration, registration of transfer, combination and split-up of Sunrise ADSs, which register includes the depositary’s direct registration system. Registered Sunrise ADS holders may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other Sunrise ADS holders in the interest of the business of Sunrise or a matter relating to the deposit agreement. Such register (or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the depositary.
The depositary maintains facilities for the delivery and receipt of Sunrise ADSs.
Appointment
Under the deposit agreement, each registered holder of Sunrise ADSs and each beneficial owner, upon acceptance of any Sunrise ADSs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement is deemed for all purposes to:
•    be a party to and bound by the terms of the deposit agreement and the Sunrise ADSs,
•    appoint the depositary as its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the Sunrise ADSs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the Sunrise ADSs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and
•    acknowledge and agree that (i) nothing in the deposit agreement or Sunrise ADS gives rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about Sunrise, Sunrise ADS holders, beneficial owners or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with Sunrise, Sunrise ADS holders, beneficial owners or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to Sunrise or Sunrise ADS holders or beneficial owners or their respective affiliates may have interests, (v) nothing contained in the deposit agreement or any Sunrise ADSs (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary will not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to a Sunrise ADS holder will be deemed, for all purposes of the deposit agreement and the Sunrise ADSs, to constitute notice to any and all beneficial owners of the Sunrise ADSs. For all purposes under the deposit agreement and the Sunrise ADSs, the Sunrise ADS holders thereof are deemed to have all requisite authority to act on behalf of any and all beneficial owners of the Sunrise ADSs.
Governing Law and Jurisdiction
The deposit agreement and the Sunrise ADSs are governed by and construed in accordance with the internal laws of the State of New York. In the deposit agreement, Sunrise has submitted to the non-exclusive jurisdiction of the courts of the State of New York and appointed an agent for service of process on Sunrise’s behalf. Any action based on either of the deposit agreement or the Sunrise ADSs or the transactions contemplated therein or thereby may also be instituted by the depositary against Sunrise in any competent court in Switzerland, the U.S. or any other court of competent jurisdiction.
Under the deposit agreement, by holding or owning a Sunrise ADS or an interest therein, Sunrise ADS holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving Sunrise ADS holders or beneficial owners brought by Sunrise or the depositary, arising out of or based upon the deposit agreement, the Sunrise ADSs or the transactions contemplated thereby, may be instituted in a state or federal court in New York, New York, irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.
By holding or owning a Sunrise ADS or an interest therein, Sunrise ADS holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving the depositary or Sunrise brought by Sunrise ADS holders or beneficial owners, arising out of or based upon the deposit agreement, the Sunrise ADSs or the transactions contemplated therein or thereby, including, without limitation, claims under the Securities Act, may be instituted only in the U.S. Court for the Southern District of New York (or in the state courts of New York County in New York) if either:
•    the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, or
•    the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable.
Jury Trial Waiver
Each party to the deposit agreement (including, for the avoidance of doubt, each holder and beneficial owner of, or holder of interests in, Sunrise ADSs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary or Sunrise directly or indirectly arising out of, based on or relating in any way to the Sunrise Class A Common Shares or other Deposited Securities, the Sunrise ADSs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.
If Sunrise or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial in the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of Sunrise ADSs of Sunrise’s or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.